Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Lynda L. Glass
717.339.5085

ACNB CORPORATION HOLDS

ANNUAL MEETING OF SHAREHOLDERS

GETTYSBURG, Pa., May 16—The Annual Meeting of Shareholders of ACNB Corporation, headquartered in Gettysburg, PA, was held on Tuesday, May 9, at the Operations Center of ACNB Corporation, 100 V-Twin Drive, Gettysburg, PA, at 1:00 p.m. ACNB Corporation is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Farmers National Bank of Newville, Cumberland County, PA, is a division of Adams County National Bank.

The business matters resolved at the Annual Meeting included five (5) proposals and the election of directors, all of which were approved by the requisite majority of ACNB Corporation shareholders. The first proposal fixed the number of directors of the Corporation at thirteen (13). The second proposal fixed the number of Class 1 Directors at five (5); the third proposal fixed the number of Class 2 Directors at four (4); and, the fourth proposal fixed the number of Class 3 Directors at four (4). In addition, Beard Miller Company LLP was ratified as ACNB Corporation’s independent auditors for the year ending December 31, 2006.

The election of one (1) Class 1 Director, as well as four (4) Class 2 Directors, followed. Each member of the Corporation’s Board also serves on the Board of Directors for the Corporation’s bank subsidiary, Adams County National Bank.

The shareholders elected Frank C. Russell, Jr. as a Class 1 Director for a one-year term, expiring in 2007. Mr. Russell, a newly-elected member of the Board of Directors of ACNB Corporation, is the President & Chief Executive Officer of Russell Insurance Group, Inc., the Corporation’s insurance subsidiary. Mr. Russell founded Russell Insurance Group in 1978. Serving both commercial and individual clients, the agency has

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grown to be a leader in its geographic region through both client referrals and agency acquisitions. He is a graduate of California University of Pennsylvania, and has furthered his education by completing coursework enabling him to serve in the capacities of Insurance Advisor and Certified Insurance Counselor. He is a member of the Professional Insurance Agents Association. Mr. Russell resides in Ellicott City, Maryland, with his wife, Rena, and has three children—Judy, Nathan and Daniel.

The shareholders also elected Wayne E. Lau, Alan J. Stock, Jennifer L. Weaver and Harry L. Wheeler as Class 2 Directors for a three-year term, expiring in 2009. All were previously members of the Board of Directors of ACNB Corporation.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area. Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-two states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD. On March 31, 2006, total assets of ACNB Corporation were $965 million.

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ACNB #2006-05

May 16, 2006